Exhibit 99.1

Rock Creek Pharmaceuticals Announces Institutional Financing with

Issuance of $20 Million of Convertible Notes

Sarasota, Fl., October 15, 2015 /PRNewswire/ Rock Creek Pharmaceuticals, Inc., (NASDAQ: RCPI), a clinical stage, drug development company which is focused on the application of its lead compound being developed to treat chronic inflammatory conditions, announced today that the Company has entered into an agreement with two healthcare focused, institutional investors to issue $20 million of senior convertible notes.

Dr. Michael Mullan, (MBBS, PhD), Chairman and Chief Executive Officer of Rock Creek Pharmaceuticals, commented, “This funding will provide the necessary capital to continue to advance our lead compound through human clinical trials. It is also important that we have strengthened our relationships with members of the institutional healthcare investment community and we are appreciative of these investors’ foresight, and most notably, their confidence in the Company and its clinical development program.”

The senior convertible notes (the "Notes") will be payable in 20 monthly installments, mature 36 months from issuance and will accrue interest at 8.0% per annum from the date of issuance. The Notes may be repaid, at the Company’s election, in either cash or, subject to certain conditions, shares of the Company's common stock at a discount to the then-current market price. The Notes are also convertible from time to time, at the election of the holders, into shares of the Company's common stock at an initial conversion price of $1.12 per share. Rock Creek Pharmaceuticals expects to use the proceeds from the convertible notes for general corporate purposes and ongoing funding of the Company’s drug development programs. The proceeds from the offering will be deposited into a restricted account from which proceeds will be released over specified time periods and based on the Company meeting certain milestones and conditions, and the Notes will be secured by such accounts but otherwise unsecured. The offering is expected to close on or around October 15, 2015.

The Notes include certain covenants, including, among others, the timely payment of principal and interest, certain limitations on the incurrence of indebtedness, restrictions on the redemption of outstanding securities, the filing of a resale registration statement, seeking stockholder approval of the transaction, restrictions on the transfer of assets and restrictions on the existence of liens on the company's assets.

Maxim Group acted as the sole placement agent in connection with the transaction.

For additional information concerning the details of the financing, please refer to the Form 8-K filed with the Securities and Exchange Commission today.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company in this offering. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering,  solicitation, or  sale would be unlawful prior to registration or qualification under the  securities laws of any such  state or jurisdiction.  Any offering will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

About Anatabine Citrate:

Rock Creek Pharmaceuticals’ compound is a small molecule, cholinergic agonist which exhibits anti-inflammatory pharmacological characteristics, distinct from other anti-inflammatory drugs available such as biologics, steroids and non-steroidal anti-inflammatories. The Company has sponsored extensive pre-clinical (in vitro and in vivo) studies resulting in peer reviewed and published scientific journal articles, covering models of Multiple Sclerosis, Alzheimer's Disease, and Auto-Immune Thyroiditis. All these studies demonstrated the anti-inflammatory effects of the Company’s compound. The Company’s compound is in formal regulatory development as a pharmaceutical.

About Rock Creek Pharmaceuticals, Inc.:

Rock Creek Pharmaceuticals, Inc. is clinical stage drug development, company focused on the discovery, development and commercialization of new drugs, formulations and compounds that provide therapies for chronic and acute inflammatory diseases.

For more information, visit: http://www.rockcreekpharmaceuticals.com

Forward Looking Statements:

Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. The statements in this release are based upon the current beliefs and expectations of our company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Numerous factors could cause or contribute to such differences, including, but not limited to, failure to obtain sufficient capital resources to fund our development program and operations, results of clinical trials and/or other studies, the challenges inherent in new product development initiatives, including the continued development and approval of anti-inflammatory drug candidates, the effect of any competitive products, our ability to license and protect our intellectual property, our significant payables, our ability to raise additional capital in the future that is necessary to maintain our business, changes in government policy and/or regulation, potential litigation by or against us, any governmental review of our products or practices, pending litigation matters, as well as other risks discussed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our annual report on Form 10-K for the fiscal year ended December 31, 2014 filed on March 12, 2015. We undertake no duty to update any forward-looking statement or any information contained in this press release or in other public disclosures at any time.

CONTACT:

Ted Jenkins

Vice President, Corporate Strategy & Development

Rock Creek Pharmaceuticals

2040 Whitfield Avenue, Suite 300

Sarasota, FL 34243

Direct: 941-251-0488

tjenkins@rockcreekpharmaceuticals.com